Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Pulse Biosciences, Inc.

We hereby consent to the use in Form S-8 Registration Statements (registration number 333-216897, 333-218164, 333-221788, and 333-222582) and Form S-3 Registration Statements (registration number 333-219096 and 333-219104) of our report dated March 16, 2018, relating to the consolidated balance sheets of Pulse Biosciences, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2017, which is incorporated by reference in the aforementioned Registration Statements on Form S-8 and Form S-3.

/s/ Gumbiner Savett Inc.

March 16, 2018

Santa Monica, California